Exhibit 10.3 to 2008 10-K

December 30, 2008

VIA HAND DELIVERY

Ms. Karen R. Bowman

Re:	Employment Offer

Dear Karen:

This letter describes the terms and conditions of your continued employment with Convergys Corporation. This letter agreement amends the Employment Offer originally effective September 1, 2007 through and including May 31, 2010, subject to early termination as described in paragraphs 7, 8 and 9, to state payment timing compliant with Internal Revenue Code Section 409A.

1.	You will serve with Convergys Corporation as General Counsel and Corporate Secretary, reporting to the Chief Executive Officer. This is a full-time position with duties assigned by the CEO commensurate with the role.

2.	Your base salary will be a minimum of $27,083 per month, which equates to $325,000 on an annualized basis.

3.	You will participate in the Convergys annual incentive plan. Effective September 1, 2007, your annual incentive target for 2007 will be $200,000 at 100% goal attainment (prorated for 2007).

4.	You will be eligible to receive annual awards valued at up to $339,127 in restricted stock units (includes time-vested and performance-based) and up to $225,000 in performance cash under the Company’s Long Term Incentive Plan, as amended, based upon your manager’s assessment of your achievement of performance objectives, the company’s achievement of total shareholder return objectives, and conditioned upon approval of the Compensation Committee of the Board. Generally, the time-based restricted stock unit restrictions will lapse three years after the date of grant and, with the performance-based restricted stock units, the actual number of shares issued at the end of any three-year performance period will depend on Convergys’ total shareholder return for such period relative to the total shareholder return of Convergys’ proxy peer group companies. Equity awards are subject to the terms and conditions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended.

5.	You will participate in the current benefit plans commensurate with your G-Level position, subject to change or elimination in accordance with the terms of the plans or, where there is no plan document, by action of the CEO, the Compensation and Benefits Committee of the Board of Directors, or the Board of Directors.

Ms. Karen R. Bowman

December 30, 2008

6.	You will continue to participate in the Convergys Supplemental Executive Retirement Plan (“SERP”).

7.	Your employment with Convergys may be terminated by you or by Convergys, with or without cause. Upon termination of your employment, the terms of this Employment Offer will automatically terminate. If Convergys terminates your employment without cause so that you incur a Date of Termination, other than as described in paragraph 8, Convergys will provide you with severance and benefits as follows, and subject to the required six month delay in payments to a specified employee as described in paragraph 11:

(i)	12 months’ base salary paid in a lump sum 74 days following your Date of Termination (as defined in paragraph 10);

(ii)	One times your target annual incentive (increased to two times under paragraph 8) paid in a lump sum 74 days following your Date of Termination;

(iii)	Upon your enrollment and continuation of coverage under COBRA, continuation of medical, dental and vision coverage at the active employee rate for 12 months (the portion of the COBRA premium paid by Convergys is taxable to you);

(iv)	An amount equal to 12 times Convergys’s contribution for your life insurance coverage in effect at your Date of Termination, paid in a lump sum 74 days following your Date of Termination;

(v)	An amount equal to the actuarial value, as used by Convergys for financial accounting purposes, of any post-retirement benefits you would be entitled to if your employment had continued for an additional 12 months and which you are not otherwise entitled to without regard to this provision, paid in a lump sum 74 days following your Date of Termination;

(vi)	12 months of additional service credit under each non-qualified pension plan in which you participate;

(vii)	Ability for 12 months following the Date of Termination to retain and exercise stock options that have vested or will vest before that date (provided that no exercises will be permitted after the expiration of the original 10-year stock option term);

(viii)	Lapse on your Date of Termination of the restriction period of any restricted stock that would have lapsed within 12 months after your Date of Termination;

(ix)	An amount equal to any forfeitable benefits under a pension or 401(k) plan existing at your Date of Termination that would have vested within 12 months following your Date of Termination, paid in a lump sum 74 days following your Date of Termination, and

Ms. Karen R. Bowman

December 30, 2008

(x)	An amount equal to the present value of the additional benefits that would have accrued (at the salary and annual incentive targets existing at your Date of Termination) under any qualified pension plan during the 12 months following your Date of Termination had you remained employed for that 12 month period, paid in a lump sum 74 days following your Date of Termination.

Eligibility for such severance and benefits will require your execution of a comprehensive Severance Agreement and Release of All Claims prepared by Convergys. You must execute and deliver such release to Convergys on the date set by Convergys, which shall be no later than 60 days following your Date of Termination, and the release will be delivered to you at least 21 days before the deadline set for its return. All severance and benefits will be subject to applicable tax withholding and reporting.

Such severance and benefits will not be offered where termination is for “cause,” is initiated by you, or results from your death or other situation rendering you unable to perform essential duties of your position. Convergys will have “cause” to terminate your employment if it determines that you have violated the Convergys Code of Business Conduct, have acted recklessly in the performance of your duties, or been convicted of a felony. Upon written notice to you, and for the purposes of investigating the possible existence of “cause”, Convergys may suspend you from your duties for up to 60 days with full pay and benefits. Such a suspension will not constitute a “meaningful diminution in your responsibilities or position” under paragraph 8.

8.	In the event of a Change of Control (as defined in the Convergys Long Term Incentive Plan) that results, within two years of the date of such Change of Control, in your termination by Convergys or voluntary termination for Good Reason (defined below) so that you reach a Date of Termination, the terms of this Employment Offer will automatically terminate and you will be provided with severance and benefits as follows:

(i)	You will receive all of the severance and benefits listed in paragraph 7 above, provided that such benefits shall all be computed by substituting 24 months or times for 12 months or times each time it appears (and provided that for health, dental and vision coverage, to the extent 24 months is longer than the applicable COBRA period, a lump sum payment equal to Convergys’ contribution at termination for each such month, paid 74 days following termination)

(ii)	If any payments you receive exceed the “parachute payment” limitation of three times average taxable compensation under Section 280G of the Internal Revenue Code (the “Code”) by more than 15%, an amount equal to the excise tax imposed under Section 4999 of the Code, including any interest or penalties with respect to such excise tax, which amount will be grossed up to cover the taxes applicable to such payment, excluding any income taxes and penalties imposed pursuant to Section 409A of the Code.

(iii)	The tax and the gross-up described in subparagraph (ii) above will be calculated and paid 74 days following your Date of Termination.

Ms. Karen R. Bowman

December 30, 2008

(iv)	Notwithstanding the foregoing, if the present value of all payments, benefits and accelerated vesting of benefits or awards that you receive pursuant to this Employment Offer or otherwise from Convergys constitutes a “parachute payment” under Section 280G as defined in Section 280G(b)(2) and such parachute payment does not exceed the limitation of three times average taxable compensation under Section 280G by more than 15%, the amount of the cash payment you are otherwise entitled to receive under the terms of this Employment Offer will be reduced to one dollar less than the highest amount that can be paid to you without exceeding the 280G limitation.

(v)	Termination for Good Reason following a Change-in-Control means termination following the occurrence of a (i) reduction in your compensation, (ii) meaningful diminution in your responsibilities or position with Convergys, or (iii) requirement that you relocate more than 50 miles from your employment location immediately prior to the Change-in-Control. Good Reason shall not occur unless you give Convergys written notice of the initial occurrence of a condition listed above that constitutes good reason within 90 days of the initial existence of the condition, and Convergys then fails to eliminate the existence of the condition within 30 days after such written notice is given.

Eligibility for such severance and benefits will require your execution of a comprehensive Severance Agreement and Release of All Claims prepared by Convergys or its successor. You must execute and deliver such release on the date set by Convergys or its successor, which shall be no later than 60 days following your Date of Termination, and the release will be delivered to you at least 21 days before the deadline set for its return. All severance and benefits will be subject to applicable tax withholding and reporting.

9.	You agree to give Convergys 60 days’ advance, written notice of your decision to resign and six months’ advance, written notice of your decision to retire (if eligible). You and Convergys may mutually agree to a greater or shorter period. The terms of this Employment Offer will terminate automatically effective as of your date of resignation or retirement.

10.

Date of Termination means the date you and Convergys reasonably anticipate that (i) you will not perform any further services for Convergys or any other entity considered a single employer with Convergys under Section 414(b) or (c) of the Code but substituting “at least 50%” for “at least 80%” (the “Employer Group”). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which you also participate as a director. You will not be treated as having a termination of your employment while you are on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which you have a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, your

Ms. Karen R. Bowman

December 30, 2008

employment will be considered to terminate on the first day after the end of such six month period, or on the day after you statutory or contractual reemployment right lapses, if later. Convergys will determine when your Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h). Benefits will not be paid under paragraphs 7 or 8 until the specified time after your Date of Termination, but shall be based on your salary and benefit levels in effect at the notice of termination by Convergys or by you under paragraph 9.

11.	If you are a “specified employee” (within the meaning of Code Section 409A) at your Date of Termination and to the extent that any amounts payable or other benefits receivable by you pursuant to this Employment Offer provide for a “deferral of compensation” within the meaning of Code Section 409A, then, notwithstanding anything to the contrary in this Agreement, such payment or benefits will be provided, to the extent necessary to comply with Section 409A, no earlier than the first business day following the six month anniversary of your Date of Termination, and on that date all benefits that would have been paid in such initial six month period shall be paid.

12.	You agree to execute, simultaneously with the execution of this letter, Convergys’ current Non-Disclosure and Non-Competition Agreement for Directors and Above, which, among other things, restricts you from engaging in any activity in competition with Convergys for a two-year period following your Date of Termination for any reason.

13.	Except for issues pertaining to your Non-Disclosure and Non-Competition Agreement, any disputes between you and Convergys or its officers or agents regarding termination, change in position, an intentional tort, or harassment, retaliation, or discrimination based on local, state, or federal law will be subject to confidential, final and binding arbitration in Cincinnati, Ohio in accordance with the Federal Arbitration Act and/or applicable Ohio law and, to the extent not specified here, AAA rules. You and Convergys waive our rights to a judge or jury trial in court, although you are permitted to file a charge with, and/or assist, an administrative agency like the Equal Employment Opportunity Commission. A claim must be made within six months of a party’s knowledge of the disputed matter or it is waived, and remedies are actual, compensatory, liquidated, and punitive damages, and attorney fees, but do not include reinstatement or promotion (for which front pay may be awarded instead). Convergys will pay the arbitrator’s fees and expenses, but each party is responsible for their attorneys’ fees, costs of witnesses, and evidence. Each side will limit discovery to two depositions, except that the arbitrator may permit additional discovery. Judgment upon the arbitration award may be entered in state or federal court. A termination or expiration of the terms of this Employment Offer will not affect the rights and obligations of the parties under this paragraph 13, the terms of which will survive termination and/or expiration of this Employment Offer.

14.

You and Convergys agree and confirm that this agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to any compensation that is not so exempt. This Agreement shall be interpreted, construed, and administered in accordance with this

Ms. Karen R. Bowman

December 30, 2008

agreed intent, provided that Convergys does not promise or warrant any tax treatment of compensation hereunder. This agreement shall not be amended or terminated in a manner that would accelerate or delay payments except as permitted under Treasury Regulations under Code Section 409A.

It is understood and agreed by the parties that prior to the expiration of the terms of this Employment Offer, the Compensation Committee will establish and adopt a market-competitive policy providing for severance payments and benefits to be paid to each Executive Committee member in the event of a Change-in-Control and/or a termination without cause, provided such benefit does not create an impermissible timing election under Section 409A.

Your employment will be governed by Ohio law.

Please indicate your acceptance of these terms by signing below and returning a copy to me by December 31, 2008.

By accepting these terms with the signatures below, you and Convergys are voluntarily agreeing that the provisions in your Employment Agreement originally dated January 1, 1998 (including any subsequent updates or modifications to that Agreement) (“prior Employment Agreement”), that, prior to the effective date of this Employment Offer, remained in effect (i.e., those provisions identified in Section 13.F. of your prior Employment Offer) are void as of the effective date of this Employment Offer. You agree to waive all rights, claims, or benefits under the prior Employment Agreement. You also agree the consideration provided to you under this Employment Offer is adequate for your waiver of all rights under the prior Employment Agreement. Both you and Convergys have had sufficient time to review and consider this letter before signing below.

Sincerely,

/s/ David F. Dougherty
David F. Dougherty
President & CEO

Acceptance:

/s/ Karen R. Bowman	December 30, 2008
Karen R. Bowman	Date